EXHIBIT 99.1

Educational Development Corporation Announces Third Quarter Fiscal 2009 Results

TULSA, Okla., Jan. 15, 2009 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com ) today reported results for the third quarter and the first nine months of fiscal 2009, ended November 30, 2008.

Quarter Results

Net revenues were $9,388,200 for the third quarter ended November 30, 2008 compared to $9,903,500 for the same period last year.

The Publishing Division, which sells to retail outlets, decreased net revenues by 8.4% for the quarter reflecting an overall softness of the retail sector. Sales to the national chains were down 4.5% over the same period last year. The Usborne Books at Home Division experienced a 4.3% decrease, primarily due to decreases in school and library sales, home party sales and lower direct sales, partially offset by an increase in internet sales.

Nine Month Results

For the nine month period through November 30, 2008, net revenues were $23,130,500 as compared to $23,728,400 for the same period the prior year.

During the first nine months of fiscal year 2009, the net revenues for Publishing Division had a 1.8% decrease. Sales to major chains increased 3.7%, offset by independent retailers and specialized markets which were down 1.7% over the previous year. The Usborne Books at Home Division had a decrease of 2.8% in net revenues when compared to the same period last year, due primarily to decreases in home party and direct sales, offset by a strong increase in Internet sales.

Randall White, CEO of Educational Development Corporation, announces the completion of the acquisition of Kane/Miller Book Publishers of La Jolla, California during the month of December, 2008 and that shipment fulfillments from its warehouse in Tulsa, Oklahoma have begun. Kane/Miller is a well known, international publisher of children's titles with over 20 years of experience. Their products will enhance the existing product lines of Educational Development Corporation, which will maintain an editorial office in La Jolla, California, with the remaining operations consolidated into the facility in Tulsa, Oklahoma. Educational Development Corporation is pleased and proud to have Kane/Miller Book Publishers join the EDC family.

                 EDUCATIONAL DEVELOPMENT CORPORATION
                       SELECTED FINANCIAL DATA

                       Three Months Ended        Nine Months Ended
                          November 30,              November 30,
                       2008          2007        2008          2007
                       ----          ----        ----          ----
 NET REVENUES       $ 9,388,200  $ 9,903,500  $23,130,500  $23,728,400
                    ===========  ===========  ===========  ===========
 EARNINGS BEFORE
  INCOME TAXES      $ 1,044,800  $ 1,406,500  $ 2,333,400  $ 2,951,100
 INCOME TAXES           395,300      529,700      881,200    1,109,200
                    -----------  -----------  -----------  -----------
 NET EARNINGS       $   649,500  $   876,800  $ 1,452,200  $ 1,841,900
                    ===========  ===========  ===========  ===========

 BASIC AND DILUTED
  EARNINGS PER
  SHARE:
  Basic             $      0.17  $      0.23  $      0.38  $      0.49
                    ===========  ===========  ===========  ===========
  Diluted           $      0.17  $      0.23  $      0.38  $      0.48
                    ===========  ===========  ===========  ===========

 WEIGHTED AVERAGE
  SHARES:
  Basic               3,820,864    3,755,704    3,784,163    3,760,554
                    ===========  ===========  ===========  ===========
  Diluted             3,821,860    3,845,694    3,785,317    3,867,223
                    ===========  ===========  ===========  ===========

About Educational Development Corporation

For thirty years, Educational Development Corporation publishing has distributed Usborne books through 5,100 retail stores, over the Internet, and through a very successful books at home program (http://www.ubah.com). Over 1,500 titles different titles are available for children of all ages, with frequent new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522